Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026
E-mail: george@dssiinc.com

          DATA SYSTEMS & SOFTWARE INC. ANNOUNCES AGREEMENT IN PRINCIPLE
                      FOR THE SALE OF ITS DSIT SUBSIDIARY

MAHWAH, N.J., March 28, 2005 /PRNewswire-FirstCall/ Data Systems & Software Inc. (OTC: DSSI) today announced that it and the other shareholders of its dsIT Technologies, Ltd. subsidiary, have entered into an agreement in principle for the sale of all the outstanding shares of dsIT to Matrix IT Ltd. Under the terms of the agreement in principle, the total consideration to be paid for the shares would be approximately $9 million, to be paid in cash and in Matrix ordinary shares. A portion of the consideration is subject to adjustment based on dsIT's performance against certain operating goals to be set forth in the definitive agreement. The agreement in principle includes a "no-shop" agreement for a period of 45 days to allow Matrix to perform its due-diligence investigation.

The Company is the holder of 68% of the outstanding dsIT shares.

Matrix is listed on the Tel Aviv Stock Exchange (TASE: MTRX) and is part of the Formula Group.

The closing of the transaction is subject to (i) satisfactory completion by Matrix of its due diligence investigation of dsIT, (ii) negotiation and execution of a definitive agreement, (iii) the receipt of all required corporate and other approvals required by applicable law.

About Data Systems & Software Inc.

Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Inc. affiliate, the Company provides energy intelligence solutions to utilities.

For more information, contact:

George Morgenstern, CEO, (201) 529-2026, george@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The consummation of the transaction described in this release is subject to (i) satisfactory completion by Matrix of its due diligence investigation of dsIT, (ii) negotiation and execution of a definitive agreement, and (iii) the receipt of all necessary corporate and other approvals. The actual consideration to be paid by Matrix for the dsIT shares, and the amount that the Company may receive in connection with the transaction, is subject to adjustment as described in the release. There is no assurance that the transaction will be consummated on the terms described in the release or at all. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.